 Exhibit 99.1*

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@incomeopp-realty.com

Income Opportunity Realty Investors, Inc. Reports Third Quarter 2018 Results

DALLAS (November 14, 2018) Income Opportunity Realty Investors, Inc. (NYSE MKT: IOT), a Dallas-based real estate investment company, today reported results of operations for the third quarter ended September 30, 2018. For the three months ended September 30, 2018, we reported a net income applicable to common shares of $5.9 million or $1.44 per diluted share for the three months ended September 30, 2018, as compared to net income of $0.6 million or $0.15 per diluted share for the same period ended 2017.

Our primary business is investing in real estate and mortgage note receivables. Land held for development or sale has been our sole operating segment.

Revenues

Land held subject to a sales contract has been our sole operating segment. There was no operating revenue generated from this segment for the three months ended September 30, 2018, as well as the similar period in 2017. As of September 30, 2018, all land was sold and in the three months ended September 30, 2018 a gain in the amount of $7.3 million was recognized.

Expenses

There were no property operating expenses for the three months ended September 30, 2018 as well as in the similar period in 2017.

General and administrative expenses were $83,000 for the three months ended September 30, 2018. This represents a decrease of $10,000, as compared to the prior period general and administrative expenses of $93,000. This decrease was primarily due to an increase in audit fees and cost reimbursements to our Advisor of approximately $2,000 offset by a decrease in legal fees of approximately $12,000.

Advisory fees were $168,000 for the three months ended September 30, 2018 compared to $166,000 for the same period of 2017 for an increase of $2,000. Advisory fees are computed based on a gross asset fee of 0.0625% per month (0.75% per annum) of the average of the gross asset value.

Net income fee to related party increased $330,000 to $383,000 for the three months ended September 30, 2018 compared to the prior period. The net income fee paid to our Advisor is calculated at 7.5% of net income.

Other income (expense)

Interest income increased to $1.2 million for the three months ended September 30, 2018 compared to $0.9 million for the same period of 2017.  The increase of $0.3 million was due primarily to increase in advisory fee balance.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues	$ -	$ -	$ -	$ -

Expenses:
Property operating expenses	0	-	0	-
General and administrative (including $67 and $63 for the three months and $201 and $174 for the nine months ended 2018 and 2017, respectively, to related parties)	83	93	359	342
Net income fee to related party	383	53	489	189
Advisory fee to related party	168	166	500	493
Total operating expenses	634	312	1,348	1,024
Net operating loss	(634)	(312)	(1,348)	(1,024)

Other income (expenses):
Interest income from related parties	1,201	924	3,324	3,133
Other Income	-	-	-	250
Total other income	1,201	924	3,324	3,383
Income before gain on sale of real estate land	567	612	1,976	2,359
Gain on sale of real estate land	7,323	-	7,323	-
Income before taxes	7,890	612	9,299	2,359
Income tax (expense) - current	(1,902)	-	(1,902)	-
Net income	$ 5,988	$ 612	$ 7,397	$ 2,359

Earnings per share - basic and diluted
Net income	$ 1.44	$ 0.15	$ 1.77	$ 0.57

Weighted average common shares used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

The accompanying notes are an integral part of these consolidated financial statements.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

		September 30,	December 31,
		2018	2017
		(unaudited)	(audited)
		(dollars in thousands, except par value amount)
	Assets
Real estate land holdings subject to sales contract, at cost		$ -	$ 22,717
	Total real estate	-	22,717

Notes and interest receivable from related parties		13,577	14,030
	Total notes and interest receivable	13,577	14,030
Cash and cash equivalents		1	2
Receivable and accrued interest from related parties		81,720	49,631
Other assets		-	1,517
	Total assets	$ 95,298	$ 87,897

	Liabilities and Shareholders’ Equity
Liabilities:
	Accounts payable and other liabilities	$ 14	$ 10
	Total liabilities	14	10
Shareholders’ equity:
	Common stock, $0.01 par value, authorized 10,000,000 shares; issued 4,173,675 and outstanding 4,168,214 shares in 2018 and 2017	42	42
	Treasury stock at cost, 5,461 shares in 2018 and 2017	(39)	(39)
	Paid-in capital	61,955	61,955
	Retained earnings	33,326	25,929
	Total shareholders' equity	95,284	87,887
	Total liabilities and shareholders' equity	$ 95,298	$ 87,897

The accompanying notes are an integral part of these consolidated financial statements.